Press Release Source: Cryo-Cell International, Inc. On Tuesday August 30, 2011 1:00 p.m. EST

CRYO-CELL ANNOUNCES RESULTS OF 2011 ELECTION
OF BOARD OF DIRECTORS

OLDSMAR, Fla., Aug. 30, 2011 (GLOBE NEWSWIRE) -- Cryo-Cell International, Inc. (OTCQX:CCEL.OB - News) is pleased to announce that the independent inspector of elections engaged by the Company, IVS Associates, Inc., has certified that at the Annual Meeting of Shareholders held on August 25, 2011 the shareholders elected the following individuals to serve as Directors of Cryo-Cell for the forthcoming year:

Anthony Atala, M.D.

Harold D. Berger

George Gaines

David I. Portnoy

Mark L. Portnoy

Jonathan H. Wheeler, M.D.

Mr. David Portnoy commented, “We are gratified that the shareholders’ desire for change was strongly expressed through this election in which the Portnoy slate of nominees won by a substantial margin.  The new Board of Directors looks forward to working with Cryo-Cell’s employees and business partners to continue to build a valuable stem cell company.”

About Cryo-Cell International, Inc.

Based in Oldsmar, Florida, with over 240,000 clients worldwide, Cryo-Cell is one of the largest and most established family cord blood banks. ISO 9001:2008 certified and accredited by the AABB, Cryo-Cell operates in a state-of-the-art Good Manufacturing Practice and Good Tissue Practice (cGMP/cGTP)-compliant facility. In November 2007, the Company launched CelleSM (pronounced "C-L"), the world's first-ever commercial service allowing women to cryopreserve their own menstrual stem cells. Cryo-Cell is a publicly traded company. OTC:QX Markets Group Symbol: CCEL. Expectant parents or healthcare professionals may call 1-800-STOR-CELL (1-800-786-7235) or visit www.cryo-cell.com.

About Celle

The CelleSM service was introduced in November 2007 as the first and only service that empowers women to collect and cryopreserve menstrual flow containing undifferentiated adult stem cells for future utilization by the donor or possibly their first-degree relatives in a manner similar to umbilical cord blood stem cells. For more information, visit www.celle.com.

Forward-Looking Statement

Statements wherein the terms "believes", "intends", "projects", "anticipates", "expects", and similar expressions as used are intended to reflect "forward-looking statements" of the Company. The information contained herein is subject to various risks, uncertainties and other factors that could cause actual results to differ materially from the results anticipated in such forward-looking statements or paragraphs, many of which are outside the control of the Company. These uncertainties and other factors include the success of the Company's global expansion initiatives and product diversification, the Company's actual future ownership stake in future therapies emerging from its collaborative research partnerships, the success related to its IP portfolio, the Company's future competitive position in stem cell innovation, future success of its core business and the competitive impact of public cord blood banking on the Company's business, the Company's ability to minimize future costs to the Company related to R&D initiatives and collaborations and the success of such initiatives and collaborations, the success and enforceability of the Company's Celle technology license agreements and U-Cord license agreements and their ability to provide the Company with royalty fees, the ability of Cryology RTS to generate new revenues for the Company, and those risks and uncertainties contained in risk factors described in documents the Company files from time to time with the Securities and Exchange Commission, including the most recent Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K filed by the Company. The Company disclaims any obligations to subsequently revise any forward-looking statements to reflect events or circumstances after the date of such statements.